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September 30, 1996


Jostens, Inc.
5501 Norman Center Drive
Minneapolis, MN 55437

Re:  Registration Statement on Form S-8                              EXHIBIT 5.1

Ladies and Gentlemen:

We are acting as counsel to Jostens, Inc., a Minnesota corporation (the "Company"), in connection with the offering and registration by the Company of
(a) 1,000,000 shares of the Company's Common Stock, par value $0.33-1/3 per share (the "Shares"), and (b) an indeterminate amount of plan interests (the "Interests") issuable in connection with the Jostens, Inc. 401(k) Retirement Savings Plan, as amended (the "Plan"), pursuant to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 1, 1996 (the "Registration Statement"). We understand that it is the Company's intention that the Shares will be purchased by the Plan Trustee on the open market.

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion and, based thereon, we advise you that, in our opinion:

1. The Shares that are being registered by the Company under the Registration Statement pursuant to the Plan referred to in the Registration Statement shall not constitute original issuance securities, but shall continue to be validly issued, fully paid and nonassessable after being purchased in open market transactions.

2. The Interests, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

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Jostens, Inc.
September 30, 1996
Page 2


We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY